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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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April 30, 2008
Dear Shareholder:
     As previously disclosed, prompted by an inquiry from The Wall Street Journal, our former President and Chief Operating Officer, Gregory L. Probert, has confirmed that the information with respect to his education stated in his biography included in our public filings is incorrect. Specifically, Mr. Probert’s biography states that he received an MBA from California State University, Los Angeles as well as a Bachelor of Science from the University of Southern California. Mr. Probert did not fully complete the course work necessary to receive an MBA from California State University, Los Angeles. Mr. Probert also received a Bachelor of Arts from the University of Southern California, not a Bachelor of Science.
     Mr. Probert’s biographical information as of the date of our Proxy Statement related to our upcoming 2008 Annual General Meeting of Shareholders, which was included on page 32 of the Proxy Statement, is amended and restated as follows:
Gregory Probert is President and Chief Operating Officer of the Company. Mr. Probert joined the Company in August 2003, after serving as President and CEO of DMX MUSIC for over 2 years. Mr. Probert joined DMX MUSIC after serving as Chief Operating Officer of Planet Lingo, where he led the team that designed and built the company’s first product, an online conversational system for the $20 billion ESL market in Japan. Immediately prior to Planet Lingo, Mr. Probert spent 12 years with The Walt Disney Company, where he most recently served as Executive Vice President for the $3.5 billion Buena Vista Home Entertainment worldwide business. Mr. Probert’s positions with The Walt Disney Company also included service as Executive Vice President of the International Home Video Division, Senior Vice President and Managing Director of Buena Vista Home Entertainment, Asia Pacific Region, based in Hong Kong, and Vice President Financial of Buena Vista International, Disney’s international theatrical distribution arm, among others. Mr. Probert received his Bachelor of Arts from the University of Southern California.
     We would like to assure you that these developments are being taken very seriously. The Audit Committee of our Board of Directors is currently investigating the matter and has retained outside counsel to assist it in carrying out its duties and obligations. Upon completion of this investigation, the Audit Committee will report to the full Board of Directors with its recommendations, after which appropriate action will be taken.
     The 2008 Annual General Meeting of Shareholders will be held as scheduled on Thursday, May 1, 2008 at 9:00 a.m. Pacific Daylight Time at 1800 Century Park East, Los Angeles, California 90067. Information with respect to the items of business to be conducted at the meeting is set forth in our Proxy Statement dated March 25, 2008, first mailed to shareholders on or about March 28, 2008. Only shareholders of record at the close of business on March 5, 2008, are entitled to vote at the meeting and any subsequent adjournment(s) or postponement(s) thereof.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Corporate Secretary